EXHIBIT 12

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                                               JOHNSON & JOHNSON AND SUBSIDIARIES

                                STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                                                       (Dollars in Millions)


                                          Fiscal
                                          Quarter                                  Fiscal Year Ended
                                           Ended      -------------------------------------------------------------------------
                                          July 3,     January 2,     January 3,   December 29,     December 30,    December 31,
                                           1994          1994          1993           1991            1990(2)         1989
                                          -------     ----------     ----------   ------------     ------------    ------------
Determination of Earnings:
  Earnings Before Provision for
    Taxes on Income and
    Cumulative effect of
    Accounting Changes ..................  $1,498       2,332          2,207         2,038            1,623            1,514
  Fixed Charges .........................     114         211            210           209              275              214
                                           ------       -----          -----         -----            -----            -----
      Total Earnings as Defined .........  $1,612       2,543          2,417         2,247            1,898            1,728
                                           ======       =====          =====         =====            =====            =====
Fixed Charges and Other:
  Rents .................................  $   45          85             86            80               74               73
  Interests .............................      69         126            124           129              201              141
                                           ------       -----          -----         -----            -----            -----
    Fixed Charges .......................     114         211            210           209              275              214
  Capitalized Interest ..................      21          48             53            46               41               41
                                           ------       -----          -----         -----            -----            -----
    Total Fixed Charges .................  $  135         259            263           255              316              255
                                           ======       =====          =====         =====            =====            =====
 Ratio of Earnings to Fixed Charges .....   11.94        9.82           9.19          8.81             6.01             6.78
                                           ======       =====          =====         =====            =====            =====

- -----------------------
(1) The ratio of earnings to fixed charges represents the historical ratio of the Company and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

(2) 1990 earnings include Latin America non-recurring charges of $140 million. Excluding the effect of these charges, the ratio of earnings to fixed charges would have been 7.15.

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